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                                 EXHIBIT 99.1



                                                   Blanc & Otus Public Relations
                                                                  Kristin Reeves
                                                                    415-912-2333
                                                        kreeves@blancandotus.com

                                                              Investor Relations
                                                               Hill and Knowlton
                                                                   Eileen Morcos
                                                                    323-966-5748
                                                     emorcos@hillandknowlton.com



E-STAMP PHASES OUT INTERNET POSTAGE TO FOCUS ON WEB-BASED SHIPPING AND LOGISTICS BUSINESS

     Company Redirects Resources Toward $8 Billion Market

     MOUNTAIN VIEW, CA, November 27, 2000 - E-Stamp Corporation (Nasdaq: ESTM), a leading provider of secure Internet-based transactions, today announced that it will phase out its Internet postage product line to enable the Company to focus on its web-based shipping and logistics solutions.

     "Over the past two quarters, E-Stamp has steadily been outlining a more aggressive move into shipping and logistics," said Robert (Bo) Ewald, president and CEO of E-Stamp Corporation. "Our acquisition of two logistics companies in May of this year enabled us to move into the supply-chain execution market, which, according to a recent report by AMR, is expected to reach $8 billion by 2004.

     "At the same time," added Ewald, "we have seen less favorable results in our Internet postage business. We have therefore determined that our best course of action is to phase out Internet postage and redeploy our resources toward the greater market opportunity presented by our logistics solutions, Digital Shipper and e-Warehouse." Current customers for these solutions include: Oracle, Intel, Sony Music, SanDisk Corporation, Symbol Technologies, iPrint and the California Department of Forestry.

     As part of the transition, the Company will reduce staff by approximately 30%, redeploying the existing organization and resources toward the shipping and logistics opportunity. As of the end of the third quarter of 2000, E-Stamp's cash and cash equivalents totaled approximately $40 million.

     In a letter sent to E-Stamp customers today, the Company outlined details of the transition and thanked customers for helping to pioneer Internet postage. E-Stamp was the first company to receive USPS approval for Internet postage technology and the first company to offer Internet postage commercially.

     Said Ewald, "The business reality of operating in a highly-regulated environment, combined with the change in valuation models of Internet companies, were key factors influencing our decision to phase out our postage business and leverage the greater opportunities presented by shipping and logistics."
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     "To enable our customers to continue enjoying the benefits of Internet
Postage, we encourage them to switch to Simply Postage, the Internet Postage product of Neopost Online. After reviewing all the industry vendors we selected Neopost. Neopost has a reputation for high quality products and customer service, 70 years of experience in the postage industry and tremendous knowledge of this highly-regulated environment," added Ewald.

     Like E-Stamp Internet Postage, Simply Postage offers convenient and secure offline capabilities.

     Neopost Online has special offers available to all former E-Stamp customers who migrate to their Simply Postage products. E-Stamp customers will be notified of these special offers via e-mail and direct mail.

     E-Stamp ceased shipments of its Internet Postage starter kits on November
24. Customers may continue to purchase postage until December 31, 2000, and E-Stamp will provide customer support and accept returns of postage and vaults through March 1, 2001.

     Additional details of the migration plan will be posted on the E-Stamp Web site (www.e-stamp.com).
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     About Neopost Online, Inc.

     Neopost Online, Inc. is a subsidiary of Neopost Inc., a 70 year-old company and the world's second largest mailroom equipment provider. Neopost Online's Simply Postage products offer a wide range of Internet-based postage solutions. Neopost is listed on the first market of the Paris Stock Exchange.

     About E-Stamp

     E-Stamp Corporation is a leading provider of secure Internet-based solutions designed to help companies streamline their critical business processes. From its Internet postage solution, E-Stamp(R) Internet Postage, to its comprehensive multi-carrier shipping solution, DigitalShipper (TM) Enterprise, to its next generation supply chain/warehouse management system, e-Warehouse(TM), E-Stamp is driving the e-commerce shipping process. The Company provides businesses with end-to-end e-logistics and e-fulfillment services including inventory management, warehousing and delivery.

     E-Stamp Corporation has established strategic relationships with industry leaders including Avery Dennison, Compaq, eBay, Francotyp-Postalia, Intuit, Kewill E-Commerce, and Microsoft. For more information about E-Stamp Corporation, please visit the Company's Web site at www.e-stamp.com .

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve risks and uncertainties, including statements that the Company will focus exclusively on its shipping and logistics businesses, and that the Company hopes to continue to increase revenues from the shipping and logistics market. Important factors that could cause actual results to differ materially from those in the forward-looking statements, include the Company's ability to continue to penetrate the shipping and logistics markets, to continue to increase its revenues in shipping and logistics, the acceptance by customers of the Company's shipping and logistics products and services, the Company's ability to have adequate cash to take it to profitability, and the competitive nature of the shipping, logistics and Internet postage markets. Additional factors that may affect results are detailed in filings with the Securities and Exchange Commission made from time to time by E-Stamp Corporation, including its Form 10-K for the year ending December 31, 1999, and Form 10-Q for the quarter ending September 30, 2000.

     In reviewing its various strategic alternatives, the Company concluded that phasing out its Internet postage business was in the best interest of its shareholders. The Company will continue to explore alternatives to maximize the value of its assets and intellectual property going forward.

     Migration Plan: Customers Encouraged to Adopt Neopost Online's Simply Postage(R)

     In order to facilitate a smooth transition for customers, E-Stamp has partnered with Neopost Online to encourage customers to adopt Neopost's convenient and comparable Internet Postage solution, Simply Postage.
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     NOTE: E-Stamp and the E-Stamp logo are registered trademarks, and
DigitalShipper and e-warehouse are trademarks, of E-Stamp Corporation. Other trademarks are the property of their respective owners. SOURCE E-Stamp Corporation

     Press Contacts

Blanc & Otus Public Relations
Kristin Reeves
415-912-2333
kreeves@blancandotus.com
------------------------

Investor Relations
Hill and Knowlton
Jennifer Barfoot
323-966-5786
jbarfoot@hillandknowlton.com
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